                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly-owned subsidiary of Ambac Financial Group, Inc.)



                       Consolidated Financial Statements



                          December 31, 1999 and 1998

                         Independent Auditors' Report

The Board of Directors
Ambac Assurance Corporation:

     We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly-owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of Ambac Assurance Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ KPMG LLP
New York, New York
January 21, 2000

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                          Consolidated Balance Sheets
                          December 31, 1999 and 1998
                   (Dollars in Thousands Except Share Data)


                                                                                       1999                 1998
                                                                                    ----------           ----------
                                     ASSETS
Investments:
   Fixed income securities, at fair value
       (amortized cost of $3,657,146 in 1999 and $3,097,289 in 1998).............   $3,515,969           $3,310,047
   Short-term investments, at cost (approximates fair value).....................      207,121               93,912
                                                                                    ----------           ----------
       Total investments.........................................................    3,723,090            3,403,959
Cash.............................................................................        6,531                4,895
Securities purchased under agreements to resell..................................           --                5,449
Receivable for securities sold...................................................       18,011               12,132
Investment income due and accrued................................................       61,147               54,088
Deferred acquisition costs.......................................................      135,324              120,619
Reinsurance recoverable..........................................................          500                3,638
Prepaid reinsurance..............................................................      217,977              199,920
Other assets.....................................................................      219,231              212,475
                                                                                    ----------           ----------
       Total assets..............................................................   $4,381,811           $4,017,175
                                                                                    ==========           ==========
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
   Unearned premiums.............................................................   $1,441,679           $1,303,203
   Losses and loss adjustment expenses...........................................      121,475              115,794
   Ceded reinsurance balances payable............................................       15,028                6,576
   Deferred income taxes.........................................................       27,860              144,565
   Current income taxes..........................................................       33,782               19,984
   Accounts payable and other liabilities........................................      233,127              226,950
   Payable for securities purchased..............................................       93,149               33,758
                                                                                    ----------           ----------
       Total liabilities.........................................................    1,966,100            1,850,830
                                                                                    ----------           ----------
Stockholder's equity:
   Preferred stock, par value $1,000 per share; authorized
       shares -- 285,000; issued and outstanding shares -- none..................           --                   --
   Common stock, par value $2.50 per share; authorized shares
       -- 40,000,000; issued and outstanding shares -- 32,800,000
       at December 31, 1999 and December 31, 1998................................       82,000               82,000
   Additional paid-in capital....................................................      751,522              541,021
   Accumulated other comprehensive (loss) income.................................      (92,049)             138,651
   Retained earnings.............................................................    1,674,238            1,404,673
                                                                                    ----------           ----------

       Total stockholder's equity................................................    2,415,711            2,166,345
                                                                                    ----------           ----------
       Total liabilities and stockholder's equity................................   $4,381,811           $4,017,175
                                                                                    ==========           ==========

         See accompanying Notes to Consolidated Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Operations
                             (Dollars in Thousands)

                                                                                  Years Ended December 31,
                                                                       ----------------------------------------------
                                                                          1999              1998              1997
                                                                       ----------        ----------        ----------
Revenues:
  Gross premiums written............................................     $449,786          $366,791          $289,383
  Ceded premiums written............................................      (61,845)          (49,563)          (32,452)
                                                                       ----------        ----------        ----------
     Net premiums written...........................................     $387,941          $317,228          $256,931
                                                                       ==========        ==========        ==========
  Net premiums earned...............................................     $267,356          $215,023          $155,668
  Net fees earned and other income..................................       21,907            25,399            16,661
  Net investment income.............................................      209,686           186,259           160,088
  Net realized (losses) gains.......................................       (5,675)          (12,346)           18,798
                                                                       ----------        ----------        ----------
     Total revenues.................................................      493,274           414,335           351,215
                                                                       ----------        ----------        ----------
Expenses:
  Losses and loss adjustment expenses...............................       11,000             6,000             2,854
  Underwriting and operating expenses...............................       54,930            51,000            46,769
  Interest expense..................................................        3,055             3,039             2,293
                                                                       ----------        ----------        ----------
     Total expenses.................................................       68,985            60,039            51,916
                                                                       ----------        ----------        ----------
     Income before income taxes.....................................      424,289           354,296           299,299
                                                                       ----------        ----------        ----------
Income tax expense:
  Current taxes.....................................................       95,552            71,395            55,492
  Deferred taxes....................................................        7,172             9,550            11,702
                                                                       ----------        ----------        ----------
     Total income taxes.............................................      102,724            80,945            67,194
                                                                       ----------        ----------        ----------
     Net income.....................................................     $321,565          $273,351          $232,105
                                                                       ==========        ==========        ==========

         See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholder's Equity
                             (Dollars in Thousands)

                                                                      Years Ended December 31,
                                         ----------------------------------------------------------------------------
                                                      1999                        1998                       1997
                                         ----------------------      ---------------------     ----------------------
Retained Earnings:

 Balance at January 1                    $1,404,673                  $1,179,322                $  991,815
 Net income                                 321,565   $ 321,565         273,351   $273,351        232,105    $232,105
                                                      ---------                   --------                   --------
 Dividends declared -
   common stock                             (52,000)                    (48,000)                  (44,000)
 Other                                           --                          --                      (598)
                                         ----------                  ----------                ----------
 Balance at December 31                  $1,674,238                  $1,404,673                $1,179,322
                                         ----------                  ----------                ----------

Accumulated Other
   Comprehensive (Loss) Income:

 Balance at January 1                    $  138,651                  $  118,119                $   65,822
 Unrealized (losses) gains on
   securities, ($353,935),
   $31,278, and $80,215,
   pre-tax, in 1999, 1998
   and 1997, respectively) (1)                         (230,058)                    20,331                     52,140
 Foreign currency (loss) gain                              (642)                       201                        157
                                                      ---------                   --------                   --------
Other comprehensive (loss) income          (230,700)   (230,700)         20,532     20,532         52,297      52,297
                                         ----------------------      ---------------------     ----------------------
 Total comprehensive income                           $  90,865                   $293,883                   $284,402
                                                      =========                   ========                   ========

 Balance at December 31                   ($ 92,049)                 $  138,651                $  118,119
                                         ----------                  ----------                ----------

Common Stock:

 Balance at January 1 and
   December 31                           $   82,000                  $   82,000                $   82,000
                                         ----------                  ----------                ----------

Additional Paid-in Capital:

 Balance at January 1                    $  541,021                  $  521,153                $  515,684
 Capital contribution                       209,012                       9,000                     1,475
 Exercise of stock options                    1,489                      10,868                     3,994
                                         ----------                  ----------                ----------
 Balance at December 31                  $  751,522                  $  541,021                $  521,153
                                         ----------                  ----------                ----------

Total Stockholder's Equity at
   December 31                           $2,415,711                  $2,166,345                $1,900,594
                                         ==========                  ==========                ==========



(1) Disclosure of reclassification amount:                         1999          1998         1997
                                                               -------------------------------------
Unrealized holding (losses) gains arising during period        ($  233,747)     $22,758      $63,182
Less: reclassification adjustment for net (losses)
  gains included in net income                                      (3,689)       2,427       11,042
                                                               -------------------------------------
Net unrealized (losses) gains  on securities                   ($  230,058)     $20,331      $52,140
                                                               =====================================

         See accompanying Notes to Consolidated Financial Statements.

                  Ambac Assurance Corporation And Subsidiaries
                     Consolidated Statements of Cash Flows
                             (Dollars in Thousands)

                                                                                   Years Ended December 31,
                                                                      -----------------------------------------------
                                                                         1999             1998               1997
                                                                      -----------       -----------       -----------
Cash flows from operating activities:
  Net income......................................................    $   321,565       $   273,351       $   232,105
  Adjustments to reconcile net income to net cash
     Provided by operating activities:
  Depreciation and amortization...................................          2,337             1,877             1,689
  Amortization of bond premium and discount.......................         (4,552)           (1,733)           (1,084)
  Current income taxes............................................         13,798               270            18,240
  Deferred income taxes...........................................          7,172            11,064            11,702
  Deferred acquisition costs......................................        (14,705)          (14,623)          (11,784)
  Unearned premiums, net..........................................        120,419           102,238           101,257
  Losses and loss adjustment expenses.............................          8,819            13,030               408
  Ceded reinsurance balances payable..............................          8,452            (2,682)            1,303
  Loss (gain) on sales of investments.............................          5,675            12,346           (18,798)
  Other, net......................................................          7,205           (25,241)           12,315
                                                                      -----------       -----------       -----------
     Net cash provided by operating activities....................        476,185           369,897           347,353
                                                                      -----------       -----------       -----------
Cash flows from investing activities:
  Proceeds from sales of bonds....................................      1,235,605         1,127,196         1,346,231
  Proceeds from matured bonds.....................................        177,870           126,822           115,476
  Purchases of bonds..............................................     (1,715,372)       (1,616,863)       (1,623,486)
  Change in short-term investments................................       (113,209)           22,993           (25,585)
  Securities purchased under agreements to resell.................          5,449            (2,965)            1,885
  Purchase of affiliate, net of cash acquired.....................             --                --          (120,006)
  Other, net......................................................         (5,192)           (1,472)             (236)
                                                                      -----------       -----------       -----------
     Net cash used in investing activities........................       (414,849)         (344,289)         (305,721)
                                                                      -----------       -----------       -----------
Cash flows from financing activities:
  Dividends paid..................................................        (52,000)          (48,000)          (44,000)
  Capital contribution............................................             --             9,000                --
  Short-term financing from affiliates............................         (7,700)           10,283             5,347
                                                                      -----------       -----------       -----------
     Net cash used in financing activities........................        (59,700)          (28,717)          (38,653)
                                                                      -----------       -----------       -----------
     Net cash flow................................................          1,636            (3,109)            2,979
Cash at January 1.................................................          4,895             8,004             5,025
                                                                      -----------       -----------       -----------
Cash at December 31...............................................    $     6,531       $     4,895       $     8,004
                                                                      ===========       ===========       ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Income taxes.................................................    $    77,456       $    64,618       $    42,100
                                                                      ===========       ===========       ===========
     Interest expense on intercompany line of credit..............    $       661       $       783       $        15
                                                                      ===========       ===========       ===========

Supplemental disclosure of non-cash financing activities:
  The Company received capital contributions from its parent company in April 1999 and November 1999, in the form of fixed income securities amounting to $101,479 and $107,533, respectively.

         See accompanying Notes to Consolidated Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                         (Dollar Amounts in Thousands)


1    BACKGROUND

     Ambac Assurance Corporation ("Ambac Assurance") is a leading guarantor of municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Rating Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. Financial guarantees underwritten by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. In the case of a monetary default on the guaranteed bond, payments may not be accelerated by the policyholder without Ambac Assurance's consent. As of December 31, 1999, Ambac Assurance's net guarantees in force (principal and interest) were $374,484,000. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

     In December 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly-owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company guaranteed bonds primarily for college and hospital infrastructure projects. Ambac Assurance and Connie Lee have arrangements in place to ensure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited and through its participation in an unincorporated joint venture with MBIA Insurance Corporation ("MBIA"), MBIA.AMBAC International (the "JV Arrangement"). The joint venture was formed with the goal of bringing the combined capital and human resources of the two companies together to more efficiently serve the international market. Under the joint venture arrangement, financial guarantees are issued separately by each of the companies.

     Ambac Assurance provides another form of financial guarantee, known as credit derivatives, through its wholly owned subsidiary, Ambac Credit Products L.L.C. ("ACP"). These structured credit derivatives require that ACP make a payment upon the occurrence of certain defined credit events relating to an underlying obligation. Should a credit event occur, ACP would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. The majority of ACP's structured credit derivatives have been structured with certain first loss protection.

     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFSLP"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFSLP, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of AFGI, owns a general partnership interest representing 10% of the total partnership interest in AFSLP.


2    SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements have been prepared on the basis of U.S. Generally Accepted Accounting Principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The significant accounting policies of Ambac Assurance and its subsidiaries (sometimes collectively referred to as the "Company") are as described below:

CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries. All significant intercompany balances have been eliminated.

INVESTMENTS:

     The Company's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive (Loss) Income" in stockholder's equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on sales of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

     Securities purchased under agreements to resell are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value.

PREMIUM REVENUE RECOGNITION:

     Up-front premiums are earned pro-rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period, generally one year or less. When a new or secondary market issue insured by Ambac Assurance has been refunded or called, the remaining unearned premium (net of refunding credits, if any) is generally earned at that time.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                         (Dollar Amounts in Thousands)


LOSSES AND LOSS ADJUSTMENT EXPENSES:

     The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the expected annual levels of debt service defaults resulting from credit failures on currently insured issues that are not presently or imminently in monetary default. When losses occur (actual monetary defaults or defaults which are imminent on insured obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. The case basis loss reserves are discounted at 7% for both 1999 and 1998. All or part of case basis loss reserves are allocated from any ACR available. The following table summarizes the Company's loss reserves split between case basis loss reserves and ACR at December 31, 1999 and 1998:

                                                                        1999                 1998
                                                                      -------------------------------
       Net loss and loss adjustment expense reserves:
         Case basis /(*)/                                              $ 26,204             $ 33,916
         ACR                                                             94,771               78,240
                                                                     -------------------------------
       Total                                                           $120,975             $112,156
                                                                     -------------------------------

     (*) After netting reinsurance recoverable amounting to $500 and $3,638 in 1999 and 1998, respectively.

     Paid losses, net of salvage received, were $2,181, ($7,030) and $2,474 in 1999, 1998 and 1997, respectively.

     Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no guarantee that the ultimate liability will not exceed such estimates.

DEFERRED ACQUISITION COSTS:

     Certain costs incurred that vary with, and are primarily related to, the production of business have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $20,843, $18,248 and $14,213 for 1999, 1998 and 1997, respectively. Deferred acquisition costs, net of such amortization, amounted to $14,705, $14,623 and $11,784 for 1999, 1998 and 1997, respectively.

DEPRECIATION AND AMORTIZATION:

     Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from three to 10 years, using the straight-line method.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


DERIVATIVE CONTRACTS CLASSIFIED AS HELD FOR TRADING PURPOSES:

     The Company, through its affiliate AFSLP, provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. The Company, through its subsidiary ACP, enters into structured credit derivative transactions with various financial institutions. Interest rate swaps and structured credit derivatives are classified as held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of net fees earned and other income on the Consolidated Statements of Operations. The fair value of interest rate swaps and structured credit derivatives are determined by broker quotes or valuation models (when broker quotes are not available). Contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for interest rate swaps and structured credit derivatives are recorded as other assets or other liabilities on the Consolidated Balance Sheets.

INCOME TAXES:

     Pursuant to a tax sharing agreement, the Company is included in AFGI's consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of the Company to AFGI's consolidated Federal income tax liability, computed substantially as if the Company filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. The Company files its own state income tax returns.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     AFGI, through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. The Company accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

STOCK COMPENSATION PLANS:

     The Company participates in AFGI's equity plan. Under this plan, awards are granted to eligible employees of the Company in the form of incentive stock options or other stock-based awards. Other than the tax benefits derived from this plan, pursuant to the tax sharing agreement, no other recognition is given by the Company.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


ACCOUNTING STANDARDS:

     In June 1998, the Financial Accounting Standards Board issued FAS Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the following three different types of hedges: (1) hedges of changes in the fair value of assets, liabilities or firm commitments (fair value hedges); (2) hedges of the variable cash flows of forecasted transactions (cash flow hedges); and (3) hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are included in earnings in the period of the change with no related offset. FAS 133 is effective for years beginning after June 15, 2000, but companies may adopt early. The Company will adopt FAS 133 effective January 1, 2001. The impact of adopting FAS 133 as of December 31, 1999 would have been insignificant to the Company's consolidated financial position and results of operations.

RECLASSIFICATIONS:

     Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


3    INVESTMENTS

     The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in fixed income securities and short-term investments at December 31, 1999 and 1998 were as follows:

                                                                        Gross           Gross           Estimated
                                                       Amortized      Unrealized      Unrealized           Fair
                                                         Cost           Gains           Losses            Value
                                                      -----------     ----------      ----------       -----------
1999
Municipal obligations..............................    $3,046,162       $ 40,986       $ 163,618        $2,923,530
Corporate obligations..............................       432,663          8,241          20,403           420,501
U.S. Government obligations........................        61,620            778           1,481            60,917
Mortgage- and asset-backed securities (includes
U.S. Government Agency Obligations)................       116,701            546           6,226           111,021
Short-term.........................................       207,121             --              --           207,121
                                                      -----------     ----------      ----------       -----------
                                                       $3,864,267       $ 50,551       $ 191,728        $3,723,090
                                                      ===========     ==========      ==========       ===========

                                                                        Gross           Gross           Estimated
                                                       Amortized      Unrealized      Unrealized           Fair
                                                         Cost           Gains           Losses            Value
                                                      -----------     ----------      ----------       -----------
1998
Municipal obligations..............................    $2,592,649      $ 168,481       $   3,912        $2,757,218
Corporate obligations..............................       275,416         36,292             289           311,419
U.S. Government obligations........................       130,383          9,203              --           139,586
Mortgage- and asset-backed securities (includes
U.S. Government Agency Obligations)................        98,841          3,000              17           101,824
Short-term.........................................        93,912             --              --            93,912
                                                      -----------     ----------      ----------       -----------
                                                       $3,191,201      $ 216,976       $   4,218        $3,403,959
                                                      ===========     ==========      ==========       ===========

     The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 1999, by contractual maturity, were as follows:

                                                                       Amortized        Estimated
                                                                          Cost          Fair Value
                                                                      -----------       ----------
1999
Due in one year or less..........................................      $  266,311       $  266,309
Due after one year through five years............................         254,231          262,292
Due after five years through ten years...........................         369,020          370,442
Due after ten years..............................................       2,858,004        2,713,026
                                                                      -----------       ----------
                                                                        3,747,566        3,612,069

Mortgage- and asset-backed securities (includes U.S.
Government Agency Obligations)...................................         116,701          111,021
                                                                      -----------       ----------
                                                                       $3,864,267       $3,723,090
                                                                      ===========       ==========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     Securities carried at $5,442 and $6,191 at December 31, 1999 and 1998 respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

     Net investment income of the Company comprised the following:

                                                                 1999               1998              1997
                                                              ----------         ----------        ----------
Fixed income securities..................................       $202,804           $181,437          $155,810
Short-term investments...................................          8,193              8,208             6,885
                                                              ----------         ----------        ----------
   Total investment income...............................        210,997            189,645           162,695
Investment expense.......................................         (1,311)            (3,386)           (2,607)
                                                              ----------         ----------        ----------
   Net investment income.................................       $209,686           $186,259          $160,088
                                                              ==========         ==========        ==========

     The Company had gross realized gains of $8,050, $17,186 and $26,950 for 1999, 1998 and 1997, respectively, and gross realized losses of $13,725, $29,532 and $8,152 for 1999, 1998 and 1997, respectively. Gross realized gains and losses in 1998 and 1997 include amounts related to a trading position, which represented a small portion of the Company's assets, containing high quality municipal bonds hedged with Treasury futures. These gains were $2,967 and $1,309 for 1998 and 1997, respectively, and losses of $19,047 and $3,593 for 1998 and 1997, respectively.

     As of December 31, 1999 and 1998, the Company held securities subject to agreements to resell for $0 and $5,449, respectively. Such securities were held as collateral by the Company. The agreements had terms of less than 30 days.

     4  REINSURANCE

     In the ordinary course of business, the Company cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

                                                         Year Ended December 31,
                         ------------------------------------------------------------------------------------
                                    1999                          1998                        1997
                         --------------------------   --------------------------   --------------------------
                           Written        Earned        Written        Earned        Written        Earned
                         -----------   ------------   -----------   ------------   -----------   ------------
Direct................      $425,213       $291,983      $339,432       $240,791      $281,034       $177,677
Assumed...............        24,573         19,161        27,359          7,367         8,349          3,614
Ceded.................       (61,845)       (43,788)      (49,563)       (33,135)      (32,452)       (25,623)
                         -----------   ------------   -----------   ------------   -----------   ------------
Net premiums..........      $387,941       $267,356      $317,228       $215,023      $256,931       $155,668
                         ===========   ============   ===========   ============   ===========   ============

     The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to the Company under the existing reinsurance agreements, the Company would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance recoverables on paid losses as of December 31, 1999 and 1998. As of December 31, 1999, prepaid reinsurance of approximately $158,597 was associated with the Company's three largest

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


reinsurers. As of December 31, 1999, the Company held letters of credit and collateral amounting to approximately $214,896 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

     Premiums assumed from MBIA under the JV Arrangement were $24,503, $18,715 and $8,009 in 1999, 1998 and 1997, respectively. Premiums ceded to MBIA were $27,418, $15,505 and $8,874 in 1999, 1998 and 1997, respectively.

5    COMMITMENTS AND CONTINGENCIES

     The Company is responsible for leases on the rental of office space, principally in New York City. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                                                  Amount
                                                                ----------
               2000............................................ $   6,355
               2001............................................     5,520
               2002............................................     5,437
               2003............................................     5,443
               2004............................................     5,448
               All later years.................................    82,933
                                                                ----------
                                                                 $111,136
                                                                ==========

     Rent expense for the aforementioned leases amounted to $5,298, $5,097 and $4,210 for the years ended December 31, 1999, 1998 and 1997, respectively. Total rentals to be received under future sublease agreements are estimated at $978.

6    INSURANCE REGULATORY RESTRICTIONS


     Ambac Assurance is subject to the insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 1999, the maximum amount that will be available during 2000 for payment of dividends by Ambac Assurance is approximately $150,000.

     Ambac Assurance paid cash dividends of $52,000, $48,000 and $44,000 on its common stock in 1999, 1998 and 1997, respectively.

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of qualified statutory capital, which is defined as the sum of insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of Ambac Assurance's qualified statutory capital. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

     Statutory capital and surplus differs from stockholder's equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, deferred income taxes and investment carrying values differently.

     The following is a reconciliation of consolidated stockholder's equity presented on a GAAP basis for the Company and its consolidated subsidiaries to statutory capital and surplus for Ambac Assurance Corporation:

                                                                          For the Years Ended December 31,
                                                                       -------------------------------------
                                                                          1999                       1998
                                                                       ----------                 ----------
Ambac Assurance Corporation GAAP stockholder's equity...............   $2,415,711                 $2,166,345

     Mandatory contingency reserve..................................     (917,152)                  (773,464)
     GAAP loss reserves.............................................       94,771                     78,240
     Unearned premium reserve.......................................     (267,233)                  (234,441)
     Deferred acquisition costs.....................................     (135,105)                  (121,665)
     Income taxes...................................................       27,860                    144,565
     Tax and loss bonds.............................................      120,971                     88,471
     Unrealized gains (losses) on investments.......................      138,396                   (216,663)
     Statutory goodwill, net of amortization........................       32,850                     36,956
     Other..........................................................       (7,766)                    (5,705)
                                                                       ----------                 ----------
Statutory capital and surplus.......................................   $1,503,303                 $1,162,639
                                                                       ==========                 ==========

     Statutory net income was $262,756, $271,808 and $198,615 for 1999, 1998 and
1997, respectively.

     7    INCOME TAXES

     The total effect of income taxes on income and stockholder's equity for the years ended December 31, 1999 and 1998 was as follows:

                                                                          1999                       1998
                                                                       ----------                 ----------
Total income taxes charged to income................................    $ 102,724                   $ 80,945
                                                                       ----------                 ----------
Income taxes charged to stockholder's equity:
  Unrealized (losses) gains on bonds................................     (123,877)                    10,947
  Exercise of stock options.........................................       (1,489)                   (10,868)
                                                                       ----------                 ----------

     Total (credited) charged to stockholder's equity...............     (125,366)                        79
                                                                       ----------                 ----------
Total effect of income taxes........................................     ($22,642)                  $ 81,024
                                                                       ==========                 ==========

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                                 1999            %             1998             %            1997           %
                             ------------   ------------   ------------   ------------   ------------  ------------
Computed expected tax at
statutory rate............       $148,501           35.0%      $124,004           35.0%      $104,755          35.0%

Reductions in expected
tax resulting from:

Tax-exempt interest.......        (43,136)         (10.2)       (38,821)         (10.9)       (35,458)        (11.8)

Other, net................         (2,641)          (0.6)        (4,238)          (1.2)        (2,103)         (0.7)
                             ------------   ------------   ------------   ------------   ------------  ------------

Income tax expense........       $102,724           24.2%      $ 80,945           22.9%      $ 67,194          22.5%
                             ============   ============   ============   ============   ============  ============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1999 and 1998 are presented below:

                                                                                        1999               1998
                                                                                    ------------       ------------
               Deferred tax liabilities:
                  Contingency reserve..........................................         $153,613           $119,150
                  Unrealized gains on bonds....................................               --             74,465
                  Deferred acquisition costs...................................           47,287             42,583
                  Unearned premiums............................................           43,319             36,572
                  Other........................................................            5,714              1,248
                                                                                    ------------       ------------
                    Total deferred tax liabilities.............................          249,933            274,018
                                                                                    ------------       ------------
               Deferred tax assets:
                  Tax and loss bonds...........................................          120,971             88,471
                  Unrealized losses on bonds...................................           49,412                 --
                  Loss reserves................................................           33,339             27,918
                  Alternative minimum tax credit carryforward..................            9,896              1,838
                  Amortization and depreciation................................            1,139              2,778
                  Compensation.................................................            3,818              4,066
                  Other........................................................            3,498              4,382
                                                                                    ------------       ------------
                    Sub-total deferred tax assets..............................          222,073            129,453
                  Valuation allowance..........................................               --                 --
                                                                                    ------------       ------------
                    Total deferred tax assets..................................          222,073            129,453
                                                                                    ------------       ------------
                    Net deferred tax liabilities...............................         $ 27,860           $144,565
                                                                                    ============       ============

     The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


8    EMPLOYEE BENEFITS

     Pensions:

     AFGI has a defined benefit pension plan covering substantially all employees of the Company. The benefits are based on years of service and the employee's highest salary during five consecutive years of employment within the last ten years of employment. AFGI's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The table below sets forth a reconciliation of AFGI's beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of AFGI's plan as of December 31, 1999 and 1998:

                                                                           1999              1998
                                                                       ------------      ------------
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year.....................   $  12,433         $   9,374
Service cost..........................................................         979               691
Interest cost.........................................................         783               684
Amendments............................................................           0               116
Actuarial (gain) loss.................................................      (2,702)            1,843
Benefits paid.........................................................        (292)             (275)
                                                                       ------------      ------------
Projected benefit obligation at end of year...........................   $  11,201         $  12,433
                                                                       ------------      ------------

Change in Plan Assets:
Fair value of plan assets at beginning of year........................   $  10,934         $   9,644
Actual return on plan assets..........................................       1,679             1,595
AFGI contributions....................................................         520                 0
Benefits paid.........................................................        (292)             (275)
Expenses paid.........................................................           0               (30)
                                                                       ------------      ------------
Fair value of plan assets at end of year..............................   $  12,841         $  10,934
                                                                       ------------      ------------

Funded status.........................................................   $   1,640         ($  1,499)
Unrecognized net (gain) loss..........................................      (2,615)            1,118
Unrecognized prior service cost.......................................        (931)           (1,289)
Unrecognized net transition asset.....................................          (1)               (4)
                                                                       ------------      ------------
Pension liability included in other liabilities.......................   ($  1,907)        ($  1,674)
                                                                       ============      ============

     AFGI's net pension costs for the years ended December 31, 1999, 1998 and 1997 included the following components:

                                                          1999             1998              1997
                                                      ------------     ------------      ------------
Service cost......................................        $ 979            $ 807             $ 723
Interest cost on expected benefit obligation......          783              684               601
Expected return on plan assets....................         (893)            (793)             (701)
Amortization of unrecognized transition asset.....           (3)              (3)               (3)
Amortization of prior service cost................         (151)            (165)             (165)
Recognized net actuarial loss.....................           39               15                33
                                                      ------------     ------------      ------------
Net periodic pension cost.........................        $ 754            $ 545             $ 488
                                                      ============     ============      ============

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     Pension expense is allocated to each of AFGI's subsidiaries based on percentage of payroll. Pension expense recorded by the Company amounted to $718, $526 and $431 in 1999, 1998 and 1997, respectively.

     The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.50% and 6.50% for 1999 and 1998, respectively. The expected long-term rate of return on assets was 9.25% for both 1999 and 1998. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% for both 1999 and 1998.

     Substantially all employees of AFGI and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $1,695, $1,299 and $1,417 in 1999, 1998 and 1997, respectively.

     Annual Incentive Program:

     AFGI has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. The Company's cost of the program for the years ended December 31, 1999, 1998 and 1997 amounted to $16,106, $13,877 and $10,392, respectively.

     Postretirement Health Care and Other Benefits:

     Ambac Assurance provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

     The Company's postretirement benefits expense was $456, $275 and $242 in 1999, 1998 and 1997, respectively. AFGI's unfunded accumulated postretirement benefit obligation was $2,897, and the accrued postretirement liability was $2,315 as of December 31, 1999.

     The assumed health care cost trend rates range from 8.0% in 1999, decreasing ratably to 5.5% in 2003, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase AFGI's accumulated postretirement benefit obligation at December 31, 1999 by $415 and AFGI's 1999 benefit expense by $78. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1999 expense was 7.50%.

9    GUARANTEES IN FORCE

     The par amount of bonds guaranteed, for non-affiliates, was $273,080,000 and $227,198,000 at December 31, 1999 and 1998, respectively. The par amount of bonds guaranteed, for non-affiliates, net of reinsurance, was $240,307,000 and $198,274,000 at December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, the guarantee portfolio was diversified by type of insured bond as shown in the following table:

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


                                                                             Net Par Amount Outstanding
                                                                       -------------------------------------
(Dollars in Millions)                                                      1999                     1998
                                                                       ------------             ------------
Municipal finance:
  Lease and tax-backed revenue.....................................        $ 40,874                 $ 36,929
  General obligation...............................................          39,777                   37,502
  Utility revenue..................................................          28,867                   27,014
  Health care revenue..............................................          18,628                   20,071
  Transportation revenue...........................................          10,247                    7,831
  Investor-owned utilities.........................................           9,393                    8,013
  Higher education.................................................           9,172                    7,720
  Housing revenue..................................................           7,033                    6,445
  Student loans....................................................           5,474                    4,528
  Other............................................................           3,550                      873
                                                                       ------------             ------------
     Total municipal finance.......................................         173,015                  156,926
                                                                       ------------             ------------
Structured finance:
  Mortgage-backed and home equity..................................          33,294                   19,478
  Asset-backed and conduits........................................          16,398                   12,147
  Other............................................................           3,270                    1,238
                                                                       ------------             ------------
     Total structured finance......................................          52,962                   32,863
                                                                       ------------             ------------
International finance:
  Asset-backed and conduits........................................           6,023                    3,180
  Structured credit derivatives....................................           2,110                        0
  Utilities........................................................           1,188                    1,073
  Mortgage-backed and home equity..................................           1,172                      607
  Sovereign/sub-sovereign..........................................           1,097                    1,027
  Other............................................................           2,740                    2,598
                                                                       ------------             ------------
     Total international finance...................................          14,330                    8,485
                                                                       ------------             ------------
                                                                           $240,307                 $198,274
                                                                       ============             ============

     As of December 31, 1999 and 1998, the international guarantee portfolio is shown in the following table by location of risk:

                                                                     Net Par Amount Outstanding
                                                               -------------------------------------
     (Dollars in Millions)                                         1999                     1998
                                                               ------------             ------------
     United Kingdom........................................       $ 2,416                   $2,289
     Japan.................................................         1,485                      675
     France................................................           738                      692
     Australia.............................................           722                      779
     Mexico................................................           569                      375
     Internationally diversified...........................         5,686                    1,621
     Other international...................................         2,714                    2,054
                                                               ------------             ------------
                                                                  $14,330                   $8,485
                                                               ============             ============

     Internationally diversified includes structured credit derivatives and other guarantees with multiple locations of risk. International business includes all transactions conducted through the JV Arrangement. Joint venture transactions may include components of domestic exposure.

     Gross financial guarantees in force (principal and interest) were $430,536,000 and $367,801,000 at December 31, 1999 and 1998, respectively. Net financial guarantees in force (after giving effect to reinsurance) were $374,484,000 and $317,668,000 as of December 31, 1999 and 1998, respectively.

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     In the United States, California was the state with the highest aggregate net par amount in force, accounting for 10.5% of the total at December 31, 1999, and no other state accounted for more than ten percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

10   FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

     Fair value amounts were determined by using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Investments: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

     Short-term investments and cash: The fair values of short-term investments and cash are assumed to equal amortized cost.

     Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

     Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written where premiums are collected upfront, is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an assumed ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The carrying amount and estimated fair value of financial instruments are presented below:

                                                                       As of December 31,
                                          --------------------------------------------------------------------------
                                                         1999                                       1998
                                          -------------------------------------      -------------------------------
(Dollars in Millions)                       Carrying           Estimated Fair         Carrying       Estimated Fair
                                             Amount                 Value              Amount            Value
                                          -----------        ------------------      ----------     ----------------
Financial assets:
Fixed income securities...............       $3,516                 $3,516              $3,310           $3,310
Short-term investments................          207                    207                  94               94
Cash..................................            7                      7                   5                5
Securities purchased under agreements
 to resell............................           --                     --                   5                5

Liability for financial guarantees
 written:
  Gross (up-front)....................        1,442                  1,009               1,303              912
  Net  (up-front).....................        1,224                    857               1,103              772
  Gross installment premiums..........           --                    454                  --              248
  Net installment premiums............           --                    369                  --              216

11   FINANCIAL INSTRUMENTS CLASSIFIED AS HELD FOR TRADING PURPOSES

     The Company, through its affiliate AFSLP, is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFSLP is subject to basis risk (the relationship between tax-exempt and taxable interest rates). If actual or projected tax-exempt interest rates change in relation to taxable rates, the Company will experience an unrealized mark-to-market gain or loss. The AFSLP swap portfolio is classified as held for trading purposes.

     ACP enters into structured credit derivative transactions. These structured credit derivatives require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income security). If credit spreads of the underlying obligations change, the market value of the related structured credit derivative could change. As such, ACP could experience an unrealized mark-to-market gain or loss. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market's perception of the credit quality of the underlying obligations. The majority of ACP's contracts are partially hedged with various financial institutions or structured with first loss protection provided by the counterparty. Such structuring mitigates ACP's risk of loss and the price volatility of these financial instruments. The ACP credit derivative portfolio is classified as held for trading purposes.

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


     The following table summarizes information about the Company's financial instruments held for trading purposes as of December 31, 1999 and 1998:

                                      Net Estimated Fair Value            Average Net Fair Value
                                   ------------------------------    -------------------------------
                                                                                                          Notional
                                      Assets        Liabilities          Assets        Liabilities         Amount
                                   ------------   ---------------    -------------   ---------------    -------------
1999:
Derivative financial
instruments:
 Interest rate swaps............      $177,369         $129,695          $136,008          $ 96,509       $6,321,400
 Structured credit derivatives          27,704           27,438            13,572            13,069        6,315,954
 Futures contracts..............            --               --                --                --          751,700
Other financial instruments.....            --               --                --                --               --
1998:
Derivative financial
 instruments:
 Interest rate swaps............      $203,021         $163,140          $134,394          $103,739       $5,857,170
 Structured credit derivatives              --               --                --                --               --
 Futures contracts..............            --               --                --                --          706,700
Other financial instruments.....            --               --           183,682           181,698               --

     Financial instruments held for trading purposes are carried at estimated fair value. The aggregate amount of net trading income recognized from derivative financial instruments held for trading purposes was $20,301, $825 and $8,560 for 1999, 1998 and 1997, respectively. Other financial instruments held for trading purposes consist of fixed income securities held in 1997 and sold during 1998. The aggregate amount of net trading income recognized from other financial instruments was $2,967 and $1,309 in 1998 and 1997, respectively. Average net fair values were calculated based on average monthly net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

12   LINES OF CREDIT

     AFGI and Ambac Assurance have a revolving credit facility with three major international banks for $150,000, which expires in August 2000 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 1999 and 1998, no amounts were outstanding under this credit facility.

     Ambac Assurance maintains third-party capital support in the form of a seven-year irrevocable limited recourse credit facility from a group of highly-rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from municipal obligations in its insured portfolio exceed specified levels. Repayments of amounts drawn under the credit facility are limited primarily to the amount of any recoveries of losses related to municipal policy obligations. During 1999, such third-party capital support was increased from $555,000 to $750,000 and its expiration reset to December 2006. As of December 31, 1999 and 1998, no amounts were outstanding under this credit facility.

     ACP has a revolving credit facility with one major international bank for $50,000, which expires in June 2000, and provides for three-year term loans. The facility is available to ACP for general corporate

                 AMBAC ASSURRANCE CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements (Continued)
                         (Dollar Amounts in Thousands)


purposes, including the settlement of transactions related to credit derivative instruments. The credit facility became effective on July 1, 1999. As of December 31, 1999, no amounts were outstanding under this credit facility.

13   RELATED PARTY TRANSACTIONS

     During 1999 and 1998, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 1999 and 1998, the aggregate amount of investment agreements and investment repurchase agreements insured was $5,503,818 and $5,331,820, respectively, including accrued interest. These guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell and cash and cash equivalents, which as of December 31, 1999 and 1998, had a fair value of $5,358,300 and $5,387,493, respectively, in the aggregate. During 1999 and 1998, Ambac Assurance recorded gross premiums written of $4,463 and $5,598, and net premiums earned of $2,850 and $2,156, respectively, related to these agreements.

     During 1998, several interest rate swap transactions were executed between AFSLP and its affiliates (other than Ambac Assurance), while during 1999 there were none. As of December 31, 1999 and 1998, these contracts had an outstanding notional amount of approximately $60,660 and $499,720, respectively. As of December 31, 1999 and 1998, AFSLP recorded a positive fair value of $888 and $4,571, respectively, related to these transactions.

     AFSLP has a $25 million line of credit with AFGI. The line is available through August 1, 2000. The purpose of this line is to fund short-term liquidity needs of AFSLP's operations. Interest on borrowings is payable at rates which vary according to the terms. Outstanding borrowings under the line were $7,930 and $15,630 as of December 31, 1999 and 1998, respectively.

14   YEAR 2000

     To date the Company has had no disruptions with its internal computer systems as a result of what is commonly known as the Y2K problem. Although the Company had been running tests on its critical systems throughout 1999, a final live test occurred on January 1, 2000. The results of that test indicated that the Company's internal computer systems, and the normal business activities and operations that depend on them have not been adversely impacted by Y2K sensitive dates.

     Although the Company does not expect issuers of Ambac-guaranteed obligations to experience significant disruptions due to Y2K, it may take a considerable amount of time before a full assessment can be made of how each issuer fared.